Exhibit 99.3

Schedule of Second Bancorp Shareholders with Voting Agreements with Sky Financial

Name	Number of Shares
Cloyd J. Abruzzo	6,234
David A. Allen, Jr.	1,000
Thomas W. Allen	6,418
John A. Anderson	19,313
Diane C. Bastic	17,606
R. L. (Rick) Blossom	13,091
Lynette M. Cavalier	1,000
John L. Falatok	4,670
Myron Filarski	1,137
Norman C. Harbert	5,679
William R. Herzog	28,576
James R. Izant	435,191
Phyllis J. Izant	286,781
David L. Kellerman	4,982
Darryl E. Mast	10,522
R. Timothy Muhleman	3,957
John L. Pogue	2,788
Christopher Stanitz	9,176
George E. Stouffer	37,661
Raymond J. Wean, III	5,696
Total	901,478

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